UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2012

CURTISS-WRIGHT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-134	13-0612970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Waterview Boulevard Parsippany, New Jersey (Address of Principal Executive Offices)	07054 (Zip Code)

Registrant's telephone number, including area code: (973) 541-3700

--------------

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 6, 2012, the Board of Directors for Curtiss-Wright Corporation (NYSE: CW) elected Dean M. Flatt to its Board of Directors to serve until his successor is elected and qualified. Mr. Flatt will stand for reelection at the Company’s 2012 Annual Meeting of Shareholders, and has been elected to serve on its Board of Directors and as a member of the audit committee and the committee on directors and governance.

Mr. Flatt, 61, joins Curtiss-Wright following his retirement from Honeywell International, where he most recently served as President and Chief Operating Officer of the company's Defense and Space Business. Prior to that, he was President of Honeywell's Aerospace Electronics Systems Business. While at Honeywell, Mr. Flatt also served as President of the Specialty Materials and Chemicals Business and Vice President and General Manager of its Defense and Space Electronics Business. Previously, he held numerous management positions for companies including AlliedSignal, Hill-Phoenix Refrigeration and GE.

Mr. Flatt is a member of the Operating Executive Board of JF Lehman & Company, a private equity firm that focuses on acquiring companies and technologies in the defense, aerospace and maritime industries. He also is a member of the Board of Directors of Ducommun, Inc. and Industrial Container Services, LLC. Mr. Flatt graduated with a B.S. in Mathematics from the U.S. Naval Academy, and earned an M.B.A. from Stanford University

There are no transactions, or a series of similar transactions, or any currently proposed transactions, or a series of similar transactions, to which Curtiss-Wright was or is to be a party, in which the amount exceeds $120,000, and in which Mr. Mitchell had, or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURTISS-WRIGHT CORPORATION

By:  /s/ Glenn E. Tynan

Glenn E. Tynan

Vice-President and

Chief Financial Officer

Date: February, 13, 2012

EXHIBIT INDEX

99. Press Release Dated February 8, 2012